Exhibit 99.1

For Immediate Release

Granahan McCourt Acquisition Corporation Announces Stockholder Approval of Proposed

Dissolution and Plan of Liquidation

Princeton, NJ, November 17, 2008– Granahan McCourt Acquisition Corporation (AMEX: GHN, GHN.U, GHN.WS) (“the Company”) announced today that its stockholders voted to approve the dissolution of the Company and its proposed plan of liquidation, as presented in the Company’s proxy statement dated November 4, 2008, at the special meeting of stockholders held on November 17, 2008.

Granahan McCourt Acquisition Corporation is a blank check company organized on July 10, 2006 for the sole purpose of acquiring one or more assets or operating businesses in the telecommunications and media industries through a merger, capital stock exchange, asset or stock acquisition or other similar business combination.  Because the Company did not consummate a business combination within the time frame required by its charter, the Company has been required to dissolve and liquidate.  In accordance with the Company’s charter, proceeds held in the Company’s trust account, together with interest (net of applicable taxes) and including the deferred portion of the underwriters’ discount held in the trust account, will be returned to the Company’s public stockholders now that shareholders have voted in approval of the dissolution of the Company and its Plan of Liquidation.

The Company expects to make a liquidating distribution from the trust account in which the proceeds from the Company’s initial public offering were placed on or around November 19, 2008. The share transfer books of the Company were closed as of November 17, 2008 and the liquidating distribution will be payable to the Company’s shareholders upon presentation.  The Company has filed a certificate of dissolution with the Secretary of State of the State of Delaware for the purpose of effecting its dissolution and will be filing a Certificate of Termination of Registration on Form 15 with the Securities and Exchange Commission for the purpose of deregistering its securities under the Securities Exchange Act of 1934, as amended.  As a result, the Company will no longer be a public reporting company and its securities will cease trading on the American Stock Exchange.

The Company filed a definitive proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) on Schedule 14A on November 4, 2008 regarding the dissolution and Plan of Liquidation of the Company.  STOCKHOLDERS AND INVESTORS ARE ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION REGARDING THE DISSOLUTION AND PLAN OF LIQUIDATION OF THE COMPANY.  Investors are able to obtain free copies of the proxy statement as well as other filed documents containing information about the Company at http://www.sec.gov, the SEC’s Web site.

Forward Looking Statements:

This press release contains includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s SEC reports, including the Form 10-K for the year ended December 31, 2008 and definitive proxy statement on Schedule 14A filed with the SEC on November 4, 2008.

Investor Relations Contact:

Erach Desai

Integrated Corporate Relations

617-956-6732